Exhibit 10.20

[***] Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

THIRD AMENDED AND RESTATED SALES AGENCY AGREEMENT BETWEEN
MARTIN OPERATING PARTNERSHIP L.P. AND MARTIN PRODUCT SALES, LLC

This THIRD AMENDED AND RESTATED SALES AGENCY AGREEMENT (this “Agreement”) is made and entered into August 2, 2017 but effective October 1, 2017 (the “Effective Date”) between Martin Operating Partnership L.P. (“Partnership”) and Martin Product Sales LLC (“MPS”).
1.    Definitions
In addition to those terms defined above and elsewhere in this Agreement, the following capitalized terms shall have the indicated definitions:

“Acid” means sulfuric acid (H2SO4) meeting the specifications set forth in Appendix A, and “Purchased Acid” means Acid purchased by MPS from the Partnership pursuant to Section 2.

“Calculated Acid Price” shall mean the results of the following calculation:

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“Customer” means [***].

“Environmental Law” means any Law relating to: (i) environmental protection; (ii) public health and safety; (iii) public nuisance or menace; or (iv) the generation, management, handling, transportation, treatment, disposal, storage, discharge, release or emission of any Hazardous Substance.

“Facility” means the Partnership’s sulfuric acid plant located at its Property near Plainview, Texas.

“Governmental Authority” means any body politic including, without limitation, the United States of America, any state, Indian tribe, municipality or any person or entity deriving its authority from any such body politic.

“Hazardous Substance” means Acid or any other any substance, material, waste, gas pollutant, contaminant or particulate matter that is defined as “hazardous” or is otherwise regulated by any Governmental Authority including, but not limited to: (i) any petroleum or petroleum additive substance; (ii) asbestos; (iii) polychlorinated biphenyls; (iv) any radioactive material; (v) urea formaldehyde; (vi) waste tires; (vii) any material or substance designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, 33 U.S.C. § 1251, et seq.; or (viii) any material or substance defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601, et seq.

“Law” means any federal, state or local law, rule, regulation, code or ordinance including, but not limited to, technical codes and standards, workers’ compensation legislation, Environmental Laws and all Laws relating to labor, employment and safety.

“Loss” means any liability, claim, demand, damage, loss, fine, penalty, cause of action, suit or cost, of any kind or description, including, but not limited to, judgments, liens, expenses (including, but not limited to, court costs, attorneys’ fees, costs of investigation, removal and remediation and governmental oversight costs), amounts agreed upon in settlement and claims asserted under theories of strict liability.

“Market Price” shall mean [***].

“Netback” means [***].

“Property” means, with respect to the Partnership, any property, whether real, personal or otherwise, owned by, leased to or otherwise under the control of the Partnership including, but not limited to, any Facility of the Partnership.
2.    Sale of Excess Acid by Partnership
2.1    Exclusive Sales Agency. In accordance with this Section 2, MPS shall act as Partnership’s exclusive sales agent with respect to the sale of excess Acid of Partnership, except with respect to sales of Acid solely between or among Partnership and its related entities and affiliates.
2.2    Monthly Availability Report. Ten (10) days prior to each calendar month during the Term of this Agreement, the Partnership shall provide MPS with a written estimate of the amount of Acid that the Partnership will have available for sale to MPS during the upcoming calendar month.
2.3    Removal of Purchased Acid. Unless the parties otherwise agree in writing, MPS shall remove all Purchased Acid from the Partnership’s Facility on or before fifteen (15) days after MPS sells such Purchased Acid to a Customer.
2.4    Sale Report. If MPS sells any Purchased Acid to a Customer, MPS shall, by the fifteenth (15th) day of the calendar month following the month of such sale, deliver to the Partnership a written report (the “Sale Report”) setting forth: (a) the name and address of the Customer; (b) the date of sale; (c) the order and invoice numbers of the sale; (d) the per-short ton price, including any discounts; (e) the amount of Purchased Acid sold; and (f) the date of the shipment of the Purchased Acid and its freight cost. MPS shall promptly provide the Partnership with any additional documentation that it may reasonably request regarding the sale of such Purchased Acid.
2.5    Payment for Purchased Acid.
2.5.1    [***].
2.5.2    [***].

2.5.3    [***].

2.6    Freight Costs. Except as otherwise set forth in this Section 2, all Purchased Acid removed from the Partnership’s Facility by MPS pursuant to this Section 2 shall be F.O.B. Partnership’s Facility.

2.7    Acid Quality. The Partnership warrants that the Acid furnished to MPS pursuant to this Agreement is without material defect and meets the specifications shown in Appendix A. This warranty shall survive any inspection, delivery, acceptance or payment by MPS for the Purchased Acid. If an independent lab determines the Purchased Acid is within the specifications shown in Appendix A, MPS shall pay testing costs. If the results show the Purchased Acid is not within the specifications shown in Appendix A or is otherwise materially defective, the Partnership shall pay all testing cost. The receipt of or payment for any Purchased Acid does not constitute admission that the Purchased Acid meets specification shown in Appendix A. Should the Partnership furnish any Acid to MPS that fails to meet the specifications set forth in Appendix A then, in addition to any other remedies available at law or in equity, Buyer shall have the following remedies:

(a)
The Partnership will bear all costs for the removal and return of any off-spec Acid, including reimbursement to MPS for its direct costs associated with removing and loading product back onto the same means of transport from which it was received; and

(b)	The Partnership will bear all storage, return freight and restocking charges.

2.8    Excess Acid. MPS shall market all of the Partnership’s Acid, in excess of that consumed by the Partnership’s operations at the Facility, up to a maximum of [***] short tons per calendar quarter, such short tons to be provided to MPS ratably over the quarter (the “Excess Acid”).

2.9    Railcar Storage. MPS may have up to five (5) railcars at the Facility at any given time. The Partnership agrees to ratably load at least five (5) railcars with Acid per week for MPS upon request.

3.    Ownership; Risk of Loss

MPS acknowledges and agrees that ownership of, and all risk of loss or damage to or caused by, any Acid sold to MPS shall pass to MPS upon actual physical transfer to MPS of custody and possession of such Acid.
4.    Representations, Warranties and Covenants of MPS
MPS represents, warrants and covenants to the Partnership as follows:
4.1    Capacity to Sell. MPS has, and shall maintain during the Term, the capacity to sell, and remove from any Partnership’s Facility, any and all excess Acid of the Partnership, regardless of the quantity of such Acid.
4.2    Best Netback for Sales of Purchased Acid. MPS shall use its best efforts to comply with all instructions of the Partnership regarding the sale of Acid pursuant to Section 2 and unless directed to do otherwise by the Partnership, MPS shall use reasonable efforts to sell all Purchased Acid at the highest possible Netback.
5.    Additional Obligations of MPS
5.1    Compliance with Laws. MPS shall perform its obligations under this Agreement in a manner that complies with all applicable Laws.
5.2    Time of the Essence. Time is of the essence with regard to the performance of the obligations under this Agreement.
5.3    Standards. MPS shall exercise reasonable care and workmanship in performing its obligations under this Agreement.
5.4    Liability for Losses; Limitation of Rights and Liabilities. MPS shall be liable for any and all Losses caused by or resulting from the negligent acts or willful misconduct of MPS, its officers, employees or agents. The Partnership shall be liable for any and all Losses caused by or resulting from the negligent acts or willful misconduct of the Partnership, its officers, employees or agents.
5.5    Damaged, Destroyed or Removed Property. MPS shall, at its sole cost and expense, repair, restore or replace any real or personal property belonging to the Partnership or any other person or entity that MPS or its employees or agents may damage, destroy or remove while performing, in order to perform or resulting from performance of its obligations under this Agreement.
5.6    Loss Prevention; Safety and Security. MPS shall take all precautions necessary for the prevention of accidents, fire, theft, vandalism, injury or other damage on or to the Partnership’s Property. When and to the extent that MPS or any of its employees or agents is on any Partnership’s Property, MPS shall comply, and shall cause each of its employees and agents to comply, with all of such Partnership’s safety rules and regulations.
5.7    Employee Relations. The Partnership reserves the right to control and regulate access to the Partnership’s Facility from which MPS is to remove Acid. MPS shall plan and conduct its operations so that its employees and agents work in harmonious relationship with other groups of workers at the Partnership’s Property and so that they do not delay, endanger or avoidably interfere with the operations of others.
5.8    Permits and Licenses. MPS shall obtain, in a timely fashion and at its own expense, all licenses, certificates, permits and authorizations from any Governmental Authority that may be required of MPS in connection with the performance of its obligations under this Agreement. Upon any Partnership’s request, MPS shall provide such Partnership with proof satisfactory to such Partnership of such licenses, certificates, permits and authorizations.

5.9    Hazardous Substances. MPS shall not, without the prior written consent of the Partnership (i) bring onto the Partnership’s Property any Hazardous Substance or solid waste, other than as authorized by the Partnership in writing, or (ii) generate, handle, use, store or treat any Hazardous Substance or solid waste on the Partnership’s Property, except in compliance with Environmental Laws.
5.10    Packaging. MPS’s packaging of Acid and other Hazardous Substances shall conform to the package specifications or performance standards, marking, and labeling requirements provided in all applicable Laws including, without limitation, regulations established by the United States Department of Transportation and the Environmental Protection Agency.
5.11    Shipping Documents. If any manifests or shipping documents are required by any Laws to be in MPS’s possession during the performance of its obligations and/or to be delivered to any person by MPS at any time, MPS shall hold and deliver such manifests and documents in the forms and quantities required. All such documents shall have been prepared and executed in the manner and by those persons specified in such Laws.
5.12    Inspection of Acid by MPS. The Partnership’s on-site laboratory shall analyze all Acid that MPS removes from the Partnership’s Facility to determine whether such Acid conforms to the descriptions and specifications set forth in the attached Appendix A and shall provide a copy of such analysis to MPS. Upon receipt of such analysis, if MPS disagrees with its findings, MPS may, at its own cost, have the Acid analyzed by an independent third-party laboratory. MPS shall promptly notify the Partnership of any nonconformities with respect to such descriptions and specifications, if any.
5.13    Release of Hazardous Substances. MPS shall notify the Partnership immediately upon becoming aware of: (i) any release of Hazardous Substance on, under, from or about any Property of the Partnership caused by MPS; (ii) any proceeding, inquiry or notice from any Governmental Authority directed at MPS with respect to the use or presence of any Hazardous Substance on the Partnership’s Property or the migration of Hazardous Substances to or from other property; (iii) any claims made or threatened by any third party relating to loss or injury attributable to any Hazardous Substance and which relate in any way to the performance of MPS’s obligations hereunder; (iv) any occurrence or condition caused by MPS on the Partnership’s Property or any property adjoining or in the immediate vicinity of the Partnership’s Property that would cause any of the Partnership’s Property to become subject to restrictions on ownership, occupancy, transferability or use under any Environmental Law; and (v) any incurrence of expense by a Governmental Authority or others (except MPS in connection with the performance of this Agreement) caused by MPS in connection with the assessment, containment or removal of Hazardous Substances located on, under, from or about any of the Partnership’s Property or any property adjoining or in the vicinity of the Partnership’s Property. In the event of the release of any Hazardous Substance by MPS on, under, about or from the Partnership’s Property, MPS shall cooperate and coordinate fully with the Partnership in providing any required notice of such release to applicable Governmental Authorities, provided that MPS shall not provide such notice of any release to any Governmental Authority without prior notification to such Partnership of such release, unless required to do so by Law. If any Governmental Authority initiates an action, order, claim, cause of action, investigation or request for information in connection with any Hazardous Substances on the Partnership’s Property, MPS shall cooperate fully in good faith with the Partnership and such Governmental Authority in responding to any such action, order, claim, cause of action, investigation or request for information, subject to the provisions of Section 10. In addition, MPS shall notify the Partnership immediately upon becoming aware of any release of Hazardous Substances resulting from the performance of MPS’s obligations hereunder that is or may be required to be reported to any Governmental Authority under any Law or that may occur in transporting any Hazardous Substances or in handling, treating, recycling, storing or disposing of any Hazardous Substances other than on the Partnership’s Property.
5.14    Liquidated Damages. MPS shall pay the Partnership as liquidated damages an amount equal to $10.00 per short ton of Excess Acid not removed from the Facility during any given calendar quarter.
6.    Indemnification
6.1    Obligation to Indemnify. MPS shall defend, protect, indemnify and hold harmless the Partnership, its affiliates, parents, directors, officers, employees and agents, and each of them, for, from and against any and all Losses caused by or resulting from the negligent acts or willful misconduct of MPS, its officers, employees or agents. The Partnership shall defend, protect, indemnify and hold harmless MPS, its affiliates, parents, directors, officers, employees and agents, and each of them, for, from and against any and all Losses caused by or resulting from the negligent acts or willful misconduct of the Partnership, its officers, employees or agents. The indemnification obligations pursuant to this Section 6 shall not be construed to negate, abridge or otherwise reduce any other right or obligation of indemnity that would otherwise exist as to any person or entity described in this Section 6.
6.2    Indemnification Procedure. If any action or proceeding is brought against a party entitled to indemnification (the “Indemnitee”) the party owing indemnification (the “Indemnifying Party”) shall, upon notice from the Indemnitee, retain counsel reasonably approved by the Indemnitee to resist and defend such action or proceeding on the Indemnitee’s behalf; provided, however, that failure of the Indemnitee to give such notice shall not relieve the Indemnifying Party from any of its obligations pursuant to this Section 6 unless such failure prejudices the defense of such action or proceeding by the Indemnifying Party. At its own expense, the Indemnitee may employ separate counsel and participate in the defense. If employment of separate counsel is required because of a conflict of interest between the Indemnity and the Indemnifying Party, as determined in the Indemnitee’s reasonable discretion, or the failure of the Indemnifying Party after receipt of notice to assume the defense, then the Indemnitee may employ separate counsel at the Indemnifying Party’s expense.
7.    Insurance
7.1    General Requirements. MPS shall procure and maintain, from an insurer acceptable to the Partnership, the insurance coverage described in this Section 7, as well as whatever other insurance the Partnership may reasonably require. Such insurance is to be primary with respect to any other similar insurance available to the Partnership, regardless of the provisions of such insurance, and is to name the Partnership as an additional insured; provided, however, that any insured coverage, including, but not limited to, any additional insured coverage, shall not include coverage to the extent that it constitutes a prohibited indemnity agreement under applicable Law. All policies on which the Partnership is an additional insured must include waivers of subrogation by the insurers in favor of the Partnership. Prior to performing its obligations under this Agreement, MPS shall furnish to the Partnership certificates and additional insured endorsements evidencing the specified insurance. If requested by the Partnership, MPS shall furnish to such Partnership copies of the insurance policies themselves. Such certificates must provide that at least thirty (30) days’ prior written notice of any policy cancellation or material change be given to the Partnership. All insurance must be obtained from insurance carriers that are acceptable to the Partnership. The failure of the Partnership to comply with the requirements of this Section 7 prior to performing any of its obligations under this Agreement shall be grounds for termination of this Agreement by the Partnership without notice at any time during such failure of compliance. Any Losses, whether or not covered by the insurance described in this Section 7 or within the deductible of such insurance, shall be the responsibility of MPS to the extent that such Losses are covered by the indemnity provisions of Section 6 or any other provision of this Agreement.
7.2    Insurance. MPS shall procure and maintain: (i) workers’ compensation insurance, including coverage for occupational disease, in the benefit amounts required by applicable Law; (ii) employer’s liability insurance, with a limit of liability not less than $1,000,000 per accident; (iii) commercial general liability insurance covering personal injury, bodily injury and property damage arising under this Agreement, with a combined single limit of liability not less than $2,000,000 per occurrence, including contractual liability coverage for the obligations assumed in this Agreement, products/completed operations coverage and contractor’s protective liability; (iv) automobile liability insurance covering all owned, leased, non-owned and hired vehicles used by or on behalf of MPS in connection with the performance of its obligations under this Agreement, with combined bodily injury and property damage liability limits of not less than $1,000,000 per accident; (v) cargo insurance in an amount sufficient to cover the replacement and shipping costs of the Acid; and (vi) any other insurance required by applicable Law. At any Partnership’s option, MPS shall procure and maintain environmental liability insurance covering such Partnership and MPS in amounts not less than $5,000,000 per claim and $5,000,000 in the aggregate for each annual period.
7.3    Survival of Insurance Obligations. The Partnership and MPS intend that MPS’s obligations pursuant to this Section 7 be enforceable to the fullest extent permissible by applicable Law. In the event that MPS’s obligations are void or unenforceable in any respect by reason of any provision of applicable Law, then MPS shall be relieved of its obligations only in that respect and its obligations shall survive in all other respects. No limitation on the enforceability of MPS’s indemnification obligations pursuant to Section 6 shall affect in any way MPS’s obligation to procure and maintain the insurance coverage described in this Section 7. The Companies in no way represent or warrant that the minimum coverage limits specified in this Agreement are sufficient to protect MPS from liabilities that may arise out of the performance of its obligations, and it is MPS’s responsibility to procure any such additional insurance that MPS may determine to be necessary or advisable.
8.    Term; Termination; Effect of Agreement
8.1    Term. The initial term of this Agreement shall be for three (3) years beginning on the Effective Date (the “Initial Term”) and thereafter shall automatically renew on a year to year basis (each a “Renewal Term”) unless and until either party provides the other party ninety (90) days’ notice of termination prior to the end of the then existing Initial Term or Renewal Term. The Initial Term and Renewal Term may be referred to herein as the “Term”).
8.2    Termination for Cause.
8.2.1    MPS may terminate this Agreement with respect to the Partnership, immediately upon notice to the Partnership, if (i) the Partnership is in material breach of its obligations under this Agreement and fails to cure such breach within ten (10) days’ written notice from MPS describing such breach (or, if such breach is not capable of cure within ten (10) days, the Partnership fails to take substantial steps to cure such breach within ten (10) days of such notice), or (ii) the Partnership is liquidated or becomes insolvent or a receiver or trustee in bankruptcy is appointed for such party.
8.2.2    The Partnership may terminate this Agreement, immediately upon notice to MPS, if (i) MPS is in material breach of its obligations under this Agreement and fails to cure such breach within ten (10) days’ written notice from such Partnership describing such breach (or, if such breach is not capable of cure within ten (10) days, MPS fails to take substantial steps to cure such breach within ten (10) days of such notice), or (ii) MPS is liquidated or becomes insolvent or a receiver or trustee in bankruptcy is appointed for such party.
8.3    Effect of Termination; Survival. Notwithstanding anything to the contrary in this Section 8, upon termination of this Agreement, the parties shall continue to perform their respective obligations, and may continue to exercise their respective rights, with respect to Sale Notices, Exchange Notices and Purchase Notices given on or before the date of termination. In addition to the foregoing rights and obligations, the provisions of Sections 4, 5.4, 5.5, 5.13, 5.14, 6, 7, 8.3, 9, 10, 11.3 and 11.4 shall survive the termination of this Agreement for any reason.
9.    Taxes; Late Payments
9.1    Taxes. MPS shall pay all Taxes arising from or related to any transaction contemplated by this Agreement. “Taxes” means all sales, goods and services, value added, use or other like taxes, levies and charges, chargeable by or payable to any federal, state, local or municipal taxation authority, excluding (i) any and all contributions, taxes or premiums that are measured by or imposed or based upon the net income of the Partnership, and (ii) federal withholding taxes with respect to any U.S. source income of MPS.
9.2    Late Payments. Any payment past-due under this Agreement shall bear interest from the due date at the lesser of (i) the monthly rate of one and one-half percent (1.5%), and (ii) the highest rate permitted under applicable Law.
10.    Confidentiality
10.1    Non-Disclosure. MPS shall not, and shall cause its employees, agents and all other persons involved in the performance of its obligations under this Agreement not to, disclose the terms of this Agreement while performing its obligations under this Agreement.
10.2    Use of Name; Publicity. MPS agrees that it shall not, without the prior written consent of the Partnership in each instance unless permitted otherwise by written agreement: (i) use in advertising, publicity or otherwise the name of the Partnership or the Partnership’s personnel, or any trade name, trademark or logo owned by the Partnership; (ii) represent, directly or indirectly, that any product provided or services performed by MPS have been approved or endorsed by the Partnership; or (iii) take or use photographs of any of the Partnership’s Property or personnel.
11.    General
11.1.    Binding Agreement; No Assignment. This Agreement shall be binding upon and enforceable only by the parties, their respective successors and permitted assigns. Neither party shall assign, transfer or subcontract any interest in or obligation under this Agreement without the prior written consent of the other party.
11.2    Independent Contractor. The status of MPS and its personnel is and shall be that of independent contractors and no such personnel shall, at any time or for any purpose, be deemed employees or agents of the Partnership.
11.3    Notices. All notices provided for or required under this Agreement shall be in writing and delivered personally, mailed or sent via e-mail or express delivery service to the applicable address set forth below. All payments required under this Agreement shall be delivered to the same addresses. All such payments and notices shall be deemed given when received. Either party may, from time to time and in accordance with the procedures set forth in this Section 11.3, specify a different address for receipt of payments and notices.

If to the Partnership:        Martin Operating Partnership L.P.
P. O. Box 191
Kilgore, Texas 75663
Attn: Ron Garner

If to MPS:            Martin Product Sales LLC
560 West Crossville Road, Suite 204
Roswell, Georgia 30075
Attn: A Foley
11.4    Governing Law. This Agreement shall be deemed to have been executed and delivered in Texas, and the Laws of the state of Texas shall govern its enforcement and interpretation.
11.5    Amendments. This Agreement may not be modified or amended except by a writing signed by all parties.
11.6    Integration; Effect of Agreement. The parties acknowledge and agree that, with the exception of this Agreement, there are no agreements or understandings between or among the parties, express or implied, regarding the subject matter set forth in this Agreement.
11.7    Waivers. No waiver of any provision of, or default under, this Agreement (or failure to insist on strict performance under this Agreement) shall affect the right of the Partnership or MPS, as the case may be, thereafter to enforce such provision or to exercise any right or remedy in the event of any other default, whether or not similar.
11.8    Remedies Cumulative. The rights and remedies available under (and duties and obligations imposed by) this Agreement shall be in addition to, and not a limitation of, the rights and remedies available at law or in equity.

11.9    Consequential Damages. Neither party shall be liable to the other under this Agreement for any incidental, punitive, consequential, special or indirect damages, including without limitation, loss of profits or goodwill, regardless of whether either party has been advised of the possibility of such damages.
11.10    Counterparts. This Agreement may be signed in counterparts, including counterparts signed by facsimile. Each counterpart shall constitute an original document and the counterparts, taken together, shall constitute one and the same instrument.

(Signature Page to Follow)

IN WITNESS WHEREOF, the Partnership and MPS have executed this Agreement as of August 2, 2017 but effective October 1, 2017.

MARTIN OPERATING PARTNERSHIP L.P.        Martin Product Sales, LLC
By: Martin Operating GP LLC, its general partner
By: Martin Midstream Partners L.P., its sole member
By: Martin Midstream GP LLC, its general partner

By: __________________________________        By: _________________________________
Print Name:         Print Name: __________________________
Title:         Title: ________________________________

APPENDIX A
SPECIFICATIONS FOR SULFURIC ACID

MARTIN BEAUMONT TERMINAL
70%, 78%, 93%, 96%, AND 98% GRADE SULFURIC ACID SPECIFICATIONS
Element	Typical Analysis	Guaranteed Maximum 98%
H2S04	98.5%	97.8 - 99.5%
H2S04	95.5%	95 - 96.2%
H2S04	93.5%	92.8 - 94.2%
Iron (Fe)	15 ppm	45 ppm
Arsenic (As)	<0.05 ppm	0.1 ppm
Sulphur Dioxide (SO2)	< 25 ppm	40 ppm
Lead (Pb)	< 0.1 ppm	0.2 ppm
Zinc (Zn)	< 0.3 ppm	0.5 ppm
Cadmium (Cd)	< 0.05 ppm	0.1 ppm
Mercury (Hg)	< 0.5 ppm	1 ppm
Chloride (Cl)	1.5 ppm	5 ppm
Antimony (Sb)	< 0.01 ppm	0.05 ppm
Selenium (Se)	< 0.05 ppm	0.1 ppm
Chromium (Cr)	< 0.5 ppm	1.0 ppm
Manganese (Mn)	< 0.3 ppm	1.0 ppm
Nickel (Ni)	0.5 ppm	2 ppm
Copper (Cu)	< 0.1 ppm	2 ppm
Nitrates	4 ppm	<10 ppm

APPENDIX B
SALES PRICE CALCULATION PER SHORT TON

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